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                             SERVICE AGREEMENT

         THIS AGREEMENT is made and entered into this ___ day of March 2001, by and between STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY, an Illinois corporation (the "Auto Company"), STATE FARM INVESTMENT MANAGEMENT CORP., a Delaware corporation and wholly-owned subsidiary of State Farm Mutual Automobile Insurance Company ("SFIM"), and STATE FARM ASSOCIATES' FUNDS TRUST, a Delaware business trust ("Trust").

         WHEREAS, the Trust is registered as an open-end management investment company which issues shares of beneficial interest in certain mutual funds ("Funds");

         WHEREAS, SFIM serves as investment adviser and transfer agent to the Trust; and

         NOW, THEREFORE, in consideration of their mutual promises, the Auto Company, SFIM, and Trust agree as follows:

1. SFIM shall have the right to use, and the Auto Company shall make available for the use of SFIM: (a) services of employees of the Auto Company to be engaged in SFIM's operations as investment adviser and transfer agent of the Funds, and other administrative and clerical activities of SFIM, for periods to be agreed upon by SFIM, the Trust, and the Auto Company, and (b) such administrative, clerical, stenographic, computer, data processing and other support services and office supplies and equipment, as may in each case be reasonably required by SFIM in the performance of its obligations as investment adviser and transfer agent of the Funds.

2. The Auto Company and SFIM acknowledge that employees of the Auto Company providing the services contemplated by paragraph 1 shall be associated with SFIM with respect to their activities relating to the Funds. The Auto Company acknowledges that SFIM shall have sole and exclusive supervision and control over such associated persons with respect to those activities; in particular, without limiting the foregoing, such associated persons shall report and be responsible solely to the officers and directors of SFIM or persons designated by them in connection with their activities related to SFIM's business.

3. SFIM shall have the right to use, and the Auto Company shall furnish for the use of SFIM, such office space as is reasonably needed by SFIM in the performance of its obligations and duties as investment adviser and transfer agent of the Funds.

4. In performing services for SFIM under this agreement, the employees of the Auto Company may, to the full extent that they


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deem appropriate, have access to and utilize statistical and financial data and other information prepared for or contained in the files of the Auto Company, and may make such information available to SFIM.

5. The Auto Company shall have no responsibility for SFIM actions based upon information or advice given or obtained by or through its respective employees; provided, however, that the foregoing shall not be construed to relieve the Auto Company of any liability to which it would otherwise be subject by reason of its willful misfeasance, bad faith or gross negligence, in the performance of its duties hereunder, or by reason of its reckless disregard of its obligations and duties hereunder.

6. SFIM agrees to reimburse the Auto Company for costs of such services, supplies, equipment and facilities rendered to SFIM by such company.

7. This agreement shall become effective as of March ___, 2001, and continues in effect until terminated by any party. Any party may terminate this agreement upon sixty (60) days' written notice of each other party.

8. This agreement shall apply to the companies herein named and to any subsequently created affiliate(s) of State Farm Mutual Automobile Insurance Company that provide facilities or services to SFIM.

9. This agreement may be amended at any time by mutual consent of the parties.

10. Any notice under this agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other parties, at such addresses as such other parties may designate for the receipt of such notices. Until further notice of the other parties, it is agreed that the address of the Auto Company and SFIM for this purpose shall be Three State Farm Plaza, Bloomington, Illinois 61791.

11. No entity a party to this agreement shall disclose or use nonpublic personal information (as defined in Rule 3(t) Regulation S-P) provided by any other party to this agreement, except as necessary to carry out the purposes for which such information is provided, including information that is used in accordance with Rules 14 and 15 of Regulation S-P in the ordinary course of business.

12.   Auto Company and SFIM acknowledge that each such


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company has received notice of and accepts the limitations on the Trust's liability as set forth in the Trust's Declaration of Trust, as amended from time to time.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers designated below as the date specified above.

                                         STATE FARM MUTUAL AUTOMOBILE
                                         INSURANCE COMPANY


                                         By: ____________________________
                                         Name: Edward B. Rust, Jr.
                                         Title: Chairman of the Board



                                         STATE FARM INVESTMENT MANAGEMENT CORP.

                                         By: ____________________________
                                         Name: Roger S. Joslin
                                         Title: Senior Vice President and
                                                  Treasurer



                                         STATE FARM ASSOCIATES' FUNDS TRUST

                                         By: ______________________________
                                         Name: Susan D. Waring
                                         Title: Vice President


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